AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

POWIN CORPORATION

Pursuant to Nevada Revised Statute Chapter 78 (the “Act”), the undersigned incorporators hereby adopt the following Amended and Restated Articles of Incorporation (the “Articles”) to form a corporation under the laws of the State of Nevada.

ARTICLE I. NAME

The name of the corporation is “Powin Corporation” (the “Corporation”).

ARTICLE II. PURPOSE AND POWERS

The Company is organized for the purpose of engaging in all lawful business enterprises, transactions and investments that a corporation organized under the laws of the State of Nevada might do or engage in. The Company shall, at all times, maintain a commercial domicile in the State of Nevada.  All authorizing actions of the Company are to be taken within the State of Nevada and all business activities are to be determined and performed within the State of Nevada, or at the direction of personnel located in the State of Nevada. Specifically, the Company shall engage in the manufacturing and distribution of products.

ARTICLE III. CAPITAL STOCK

The Corporation shall be authorized to issue Six Hundred Million (600,000,000) shares of stock, that includes 25,000,000 shares of preferred stock. The remaining shares of stock shall be Common Stock, at the par value of $0.001.  The Common Stock shall have unlimited voting rights as provided in the Act.

ARTICLE IV. RESIDENT OFFICE; RESIDENT AGENT

The address of the Corporation's initial Resident office shall be:

National Registered Agents, Inc. of NV

1000 East William Street, Suite 204

Carson City, NV  89701

The name and address of the Corporation’s initial Resident agent is as follows, and whose signature below indicates acceptance of such appointment:

Corporate Services of America

ACCEPTANCE OF APPOINTMENT:

/s/

National Registered Agents, Inc. of NV

ARTICLE V. OFFICERS

The names and addresses of the Corporation’s officers are:

President and Chief Executive Officer:

Joseph Lu

6975 SW Sandburg Road, Suite 326

Tigard, OR  97223

Vice President:

Zaixiang Fred Lu

6975 SW Sandburg Road, Suite 326

Tigard, OR  97223

Chief Financial Officer:

Ron Horne

6975 SW Sandburg Road, Suite 326

Tigard, OR  97223

ARTICLE VI.   BYLAWS

Except as otherwise provided in these Articles or in this Corporation’s Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

ARTICLE VII.      DIRECTORS

Pursuant to the Bylaws of this Corporation, this Corporation shall be governed by a Board of Directors.  Subject to any limitations imposed elsewhere in this Certificate or in the Bylaws, the number of directors of this Corporation shall be filed from time to time by the Bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders.  Election of directors need not be by written ballot unless and except to the extent the Bylaws shall so provide.

ARTICLE VIII. LIMITATION OF LIABILITY

            8.1 Exculpation from Liability and Indemnity – Member, Managers, Agents, Representatives, etc.

8.1.1

Each person who is acting as a member, manager, officer, employee, agent or representative of the Company, or as the, direct or indirect, owner, shareholder, director, member, manager, trustee or officer of any corporation, company, partnership, trust or other enterprise that is acting as the member, manager, agent or representative of the Company or otherwise on behalf of the Company or at the request of the Company is serving as a member, manager, officer, agent or legal representative of another corporation, company, partnership, joint venture, trust or other enterprise, shall have no liability whatsoever of any nature to the Company and/or to its direct or indirect members or beneficial owners for any mistakes or errors in judgment or for any act or omission undertaken, or omitted to be undertaken, by any such person with respect to the Company regardless of the nature of the mistake, error in judgment or act or omission; provided, however, that the foregoing shall not apply and each such person may be liable to the Company in the event (and only in the event) such person is either convicted of or pleads nolo contendro to a felony involving acts taken or omitted by such person in connection with his or her duties as a member, manager, officer, agent or legal representative, as the case may be, and such acts with respect to which a felony conviction or a nolo contendro plea is obtained result in a detriment to this Company.

8.1.2

This exculpation from liability for all acts and omissions as set forth in Section 8.1.1 above other than those involving a conviction of or nolo contendro plea to a felony is to be absolute and unconditional.  The fact that a person has obtained the advice of legal counsel for the Company that any act or omission is within the scope of the authority conferred upon them by these Articles and the Operating Agreement shall be conclusive evidence that such person believed in good faith such act or omission to be within the scope of the authority conferred by these Articles and the Operating Agreement, but a person shall not be required to procure such advice to be entitled to the benefits of the preceding sentence.  The provisions of this Section 8.1 relating to exculpation extend, without limitation, to any and all determinations of any person to cause the Company to hold assets, to sell any such assets, to invest or reinvestment any proceeds from the sale of any asset and the selection, retention or termination of any investment manager or other person engaged to invest, or to assist in investing, the assets of the Company.

8.1.3

Each person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a member, manager, officer, agent or representative of the Company, or is or was serving at the request of the Company, directly or indirectly, as a member, manager, officer, agent or representative of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; provided, however this Section 8.1.3 shall not include claims for which such person is not exculpated from liability under the standards set forth in Section 8.1, as applicable (i.e., there shall be no indemnification for any act which has caused detriment to the Company and which is a felony for which there is a felony conviction or a nolo contendro plea).   Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  Such right of indemnification shall not be exclusive of any other right which such member, managers, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of members, provisions of law, or otherwise, as well as their rights under this Article.

8.1.4    The provisions of this Section 8.1 are specifically intended to provide a greatest degree of protection permissible under Nevada law.   These provisions are to be respected in all events to the extent legally permissible and shall be limited or reduced only to the extent, if at all, as may be necessary to preserve the scope of exculpation and indemnity to the maximum extent permitted contractually or otherwise under the laws of the State of Nevada.

8.2   Insurance. Without limiting the application of the foregoing, the Members, may amend or revise these Articles or the Operating Agreement from time to time with respect to indemnification and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a member, manager or officer of the Company, or was or is serving as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

8.3 Continuation of Indemnification; Amendment.   The indemnification and exculpation provided in this Article 8 shall continue as to a person who has ceased to be a member, manager, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.  Notwithstanding the foregoing, the indemnification and exculpation provided in this Article 8 may be amended or revised by the Member at anytime in accordance with these Articles and the Company’s Operating Agreement.

IN WITNESS WHEREOF, the undersigned persons, being the officers and directors of the Corporation, have executed these Amended and Restated Articles of Incorporation as of January 8, 2010.

Joseph Lu, President, CEO, and Director

Zaixiang Fred Lu, Vice President and Director

Ron Horne, Chief Financial Officer

Jan. 20. 2010 5:30PM No. 0206 P. 4

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

Filed in the office of	Document Number 00002570157-77
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/21/2010 8:00 AM
	Entity Number C973-1985

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

POWIN CORPORATION

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☒ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☒ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☒ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 3-30-09